Exhibit 4(f)(7)

THIRD SUPPLEMENTAL INDENTURE OF TRUST

THIS THIRD SUPPLEMENTAL INDENTURE OF TRUST, dated December 7, 2011 (this “Third Supplemental Indenture”), between THE INDUSTRIAL DEVELOPMENT AUTHORITY OF THE COUNTY OF APACHE, a political subdivision of the State of Arizona created and existing under and by virtue of the Constitution and laws of the State of Arizona (hereinafter called the “Authority”), and U.S. Bank Trust National Association, a national banking association, as successor trustee (hereinafter called the “Trustee”), being an amendment and supplement to the Indenture of Trust, dated as of December 1, 1983, as heretofore supplemented (the “Indenture”), between the Authority and the Trustee pursuant to which the Authority issued The Industrial Development Authority of the County of Apache Industrial Development Revenue Bonds, 1983 Series C (Tucson Electric Power Company Springerville Project) (the “Bonds”).

W I T N E S S E T H:

WHEREAS, the Authority is authorized and empowered under Title 35, Chapter 5, Arizona Revised Statutes, as amended (the “Act”), to issue its bonds in accordance with the Act and to make secured or unsecured loans for the purpose of financing or refinancing the acquisition, construction, improvement or equipping of projects consisting of land, any building or other improvement, and all real and personal properties, including but not limited to machinery and equipment, whether or not now in existence or under construction, whether located within or without Apache County, which shall be suitable for, among other things, facilities for the furnishing of electric energy, gas or water, air and water pollution control facilities and sewage and solid waste disposal facilities, and to charge and collect interest on such loans and pledge the proceeds of loan agreements as security for the payment of the principal of and interest on bonds, or designated issues of bonds, issued by the Authority; and

WHEREAS, the Authority has entered into a Loan Agreement, dated as of December 1, 1983, as heretofore supplemented (the “Loan Agreement”), with Tucson Electric Power Company, an Arizona corporation (the “Company”); and

WHEREAS, pursuant to the Indenture, the Authority has heretofore issued and sold the Bonds for the purpose of financing the Company’s share of the costs of the acquisition, construction, improvement and equipping of certain facilities, including facilities relating to the Company’s Springerville Generating Station located in Apache County, Arizona as more fully described in Exhibit A to the Loan Agreement; and

WHEREAS, the Authority has been requested by the Company to amend and supplement the Indenture as hereinafter set forth in order to provide for cancellation of the Letter of Credit at any time all of the Outstanding Bonds are Company Bonds registered in the name of the Company; and

WHEREAS, pursuant to Section 12.03 of the Indenture, the Authority has requested that the Trustee enter into this Third Supplemental Indenture; and

WHEREAS, pursuant to Section 12.05 of the Indenture, the Company and the Bank have consented to this Third Supplemental Indenture; and

WHEREAS, there has been delivered to the Authority and the Trustee a Approving Opinion of Bond Counsel stating that the amendments set forth in this Third Supplemental Indenture are authorized or permitted by the Act and comply with terms of the Act, are authorized or permitted by the Indenture and comply with the terms of the Indenture, will, upon the execution and delivery hereof, be valid and binding upon the Authority in accordance with the terms hereof and will not adversely affect the exemption from federal income taxation of interest on the Bonds.

NOW, THEREFORE, for and in consideration of these premises and the mutual covenants herein contained and the sum of one dollar lawful money of the United States of America, to the Authority duly paid by the Trustee at or before the execution and delivery of these presents, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1. Definitions. Unless otherwise specifically provided herein to the contrary, the capitalized terms in this Third Supplemental Indenture, including, without limitation, the capitalized terms set forth in the Recitals hereto, shall have the meanings provided for such terms in the Indenture.

Section 2. Amendment of Subsection 4.05(b). Subsection 4.05(b) of the Indenture is hereby amended by addition of the following sentence at the end thereof;

If at any time all of the Bonds Outstanding shall be Company Bonds registered in the name of the Company and an Authorized Company Representative shall have so directed the Trustee, the entity acting as Trustee and Agent shall promptly surrender any Letter of Credit then in effect to the Bank for cancellation.

Section 3. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 4. Effective Date. The amendments set forth in this Third Supplemental Indenture shall be deemed to be effective as of the date that: (i) all Outstanding Bonds are registered in the name of the Company, as evidenced by a certificate of the Registrar delivered to the Authority and (ii) the Company, as Owner of all Outstanding Bonds and as authorized by Section 13.05 of the Indenture, delivers its written consent to this Third Supplemental Indenture pursuant to Section 12.03 of the Indenture, such written consent to be delivered to the Authority and the Trustee.

Section 5. Provisions of Indenture Not Otherwise Modified. Except as specifically amended by this Third Supplemental Indenture, the Indenture is hereby ratified, approved and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, The Industrial Development Authority of the County of Apache has caused this Third Supplemental Indenture to be executed by its President, and U.S. Bank Trust National Association has caused this Third Supplemental Indenture to be executed on its behalf by one of its Vice Presidents, all as of the day and year first above written.

THE INDUSTRIAL DEVELOPMENT AUTHORITY OF THE COUNTY OF APACHE

By:	/s/ John Lang, President
Title: Authorized Officer

U.S. BANK TRUST NATIONAL ASSOCIATION, as TRUSTEE

By:	/s/ Patrick Crowley
Title: Vice President

Signature Page to Third Supplemental Indenture of Trust